77I- Terms of New or Amended Securities

Morgan Stanley European Equity Fund Inc.




Effective October 27, 2017, Morgan Stanley European
Equity Fund Inc. made changes the section "Shareholder
Information - Share Class Arrangements, as described in the supplement to their Prospectus filed via EDGAR with the Securities and Exchange Commission on October 27, 2017 (accession number 0001104659-17-
064304) and incorporated by reference herein.